CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 25, 2025, relating to the financial statements and financial highlights of Circle Reserve Fund of BlackRock FundsSM (the “Fund”) appearing in the Annual Report on Form 10-K of Circle Internet Group, Inc. for the year ended December 31, 2025. Boston, Massachusetts March 9, 2026